Exhibit 5.1

March 15, 2016

Aralez Pharmaceuticals Inc.
151 Steeles Avenue East

Milton, Ontario, Canada, L9T 1Y1

Dear Sirs/Mesdames:

Re:                               Aralez Pharmaceuticals Inc. (the “Corporation”) - Registration Statement on Form S-8

We have acted as local Canadian counsel to the Corporation, a British Columbia incorporated company, in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 1,018,639 common shares in the capital of the Corporation without par value (the “Shares”), issuable under the Corporation’s 2016 Long-Term Incentive Plan (the “LTIP”).  All capitalized terms not defined herein shall have the meanings ascribed thereto in the Registration Statement.

We are not qualified to practice law in the United States of America. The opinion expressed herein relates only to the laws of British Columbia and the federal laws of Canada applicable therein, and we express no opinion as to matters of tax or as to any laws other than the laws of British Columbia and the federal laws of Canada applicable therein (and the interpretation thereof) as such laws exist and are construed as of the date hereof (the “Effective Date”).  Our opinion does not take into account any proposed rules or legislative changes that may come into force following the Effective Date and we disclaim any obligation or undertaking to update our opinion or advise any person of any change in law or fact that may come to our attention after the Effective Date.

For the purposes of our opinion, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Notice of Articles and Articles of the Corporation, as amended, and such other documents, records and other instruments as we have deemed appropriate. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates and documents relating to the Corporation as we have deemed necessary or relevant.

Whenever our opinion refers to Shares of the Corporation whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that a holder of such Shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such shares. No opinion is expressed as to the adequacy of any consideration received, whether in cash, past services performed for the Corporation or otherwise.

We have assumed with respect to all of the documents examined by us, the genuineness of all signatures and seals, the legal capacity at all relevant times of any natural person signing any such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as a reproduction (including facsimiles and electronic copies), that the minute books of the Corporation provided to us contain all constating documents of the Corporation and are a complete record of the minutes, resolutions and other proceedings of the directors (and any committee thereof) and shareholders of the Corporation prior to the Effective Date, and the truthfulness and accuracy of all certificates of public officials and officers of the Corporation as to factual matters.  We have further assumed that none of the Corporation’s Articles or Notice of Articles, nor the resolutions of the shareholders or directors of the Corporation upon which we have relied upon have been or will be varied, amended or revoked in any respect or have expired, and that the Shares will be issued in accordance with such resolutions.

We have assumed that the Awards have been and will be issued using the forms of Award Agreements attached as exhibits to the Registration Statement.  We have also assumed that any form of Award Agreement which has not yet been adopted by the Corporation for use under the LTIP, any amendment to a form of Award Agreement and any term of an Award Agreement which is determined at the discretion of the Administrator will comply with the Articles of the Corporation and applicable law when adopted.

We have conducted such searches in public registries in British Columbia as we have deemed necessary or appropriate for the purposes of our opinion, but have made no independent investigation regarding such factual matters.

Based and relying upon the foregoing assumptions, we are of the opinion that the Shares have been duly authorized for issuance by the Corporation, and when and to the extent issued, sold or delivered by the Corporation against receipt of the exercise price and satisfaction of all applicable conditions in the manner contemplated by the Corporation’s LTIP and the applicable Award Agreement, will be validly issued as fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ DLA Piper (Canada) LLP

DLA Piper (Canada) LLP